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Prospectus Supplement No. 3                    Filed Pursuant to Rule 424(b)(3)
(To Prospectus dated August 23, 2001)          SEC File No. 333-58436



                                RADIO ONE, INC.

                                7,143,000 SHARES
                            OF CLASS D COMMON STOCK

     All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Prospectus, dated August 23, 2001, forming a part of the Registration Statement on Form S-3 (Registration No. 333-58436) (as amended and supplemented, the "Prospectus"). Any cross references in this Prospectus Supplement refer to portions of the Prospectus.

     The purpose of this Prospectus Supplement is to amend and supplement the information set forth in the Selling Stockholders' section of the Prospectus. The following table sets forth the name of an additional selling stockholder and pertinent information regarding such selling stockholder's ownership of class D common stock of Radio One. The selling stockholder named below acquired the class D common stock listed in the table through a charitable contribution from a selling stockholder named in the Prospectus. All information with respect to beneficial ownership has been furnished to Radio One by the selling stockholder. The selling stockholder does not have, and within the past three years has not had, any position, office or other material relationship with us or any of our predecessors.


                                    Number of Shares
                                      Of Class D             Number of           Number of Shares of         Percentage of Class D
                                     Common Stock          Shares of Class       Class D Common Stock          Common Stock Held
                                    Held Prior to the         D Common           Held After Completion      After Completion of the
                                     Sale of Shares         Stock to be         of the Sale of the Class      Sale of the Class D
                                      Registered             Registered            D Common Stock                 Common Stock
Name of Selling Stockholder            Hereunder             Hereunder           Registered Hereunder         Registered Hereunder
---------------------------         -----------------      ---------------      ------------------------      --------------------
The Greater Cincinnati Foundation       11,000                  11,000                    0                             *



* Less than 1%

        The date of this Prospectus Supplement is April 30, 2002.